EXHIBIT 12


                                                 WPL HOLDINGS, INC. AND SUBSIDIARIES

                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                                              DIVIDEND REQUIREMENTS AFTER INCOME TAXES.

                                                   1993         1992        1991         1990         1989
                                                           (In Thousands)


   Net income before preferred
       stock dividends of subsidiary             $ 66,451     $ 61,818    $ 69,741     $63,349      $55,293

   Add:

       Interest on debt                            38,073       38,954      35,691      33,372       31,121
       Estimated interest component
         of rental payments                         3,030        2,428       2,965       2,744        2,439
                                                 --------     --------    --------     -------      -------
   Net income as adjusted                        $107,554     $103,200    $108,397     $99,465      $88,853
                                                 ========     ========    ========     =======      =======
   Fixed charges:

       Cash dividends on
       preferred stock                           $  3,928     $ 3,811     $  3,811     $ 3,811      $ 3,811

       Interest on debt                            38,073      38,954       35,691      33,372       31,121

       Estimated interest component
         of rental payments                         3,030       2,428        2,965       2,744        2,439
                                                 --------     -------     --------     -------      -------
   Total fixed charges and
     preferred dividends                         $ 45,031     $45,193     $ 42,467     $39,927      $37,371
                                                 ========     =======     ========     =======      =======
   Ratio of earnings to
       fixed charges and
       preferred dividends                          2.39X       2.28X        2.55X       2.49X        2.38X
                                                 ========     =======     ========     =======      =======